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                                                                    EXHIBIT 99.2


                             STOCK OPTION AGREEMENT



          THIS AGREEMENT is made as of                , 199  (the "Date of
Grant") between HOMETOWN BUFFET, INC. ("HomeTown"), and                  the
"Optionee").

          HomeTown has agreed to grant the Optionee an option to purchase shares of HomeTown Buffet, Inc. common stock ("Common Stock") in the amount indicated below.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the parties agree as follows:

     1.   The Optionee, upon the terms and conditions set forth below, shall
have the right and option (the "Option") to purchase a total of       shares of
the Common Stock at a purchase price of $      per share (the "Purchase Price").
Subject to reductions in the Option period as hereinafter provided in the event the Optionee ceases to be an employee or consultant of HomeTown or any parent, subsidiary or affiliate of HomeTown or in the event of the death of the Optionee, the Option shall continue in effect for a period of 10 years from the Date of Grant.

     2. The Option may be exercised from time to time in the following amounts: (a) 20 percent of the total number of shares covered by the Option shall become exercisable on the first anniversary of the Date of Grant and (b) an additional 20 percent of the total number of shares covered by the Option shall become exercisable after the anniversary Date of Grant each year thereafter until all shares covered by the Option are fully vested. If the Optionee does not exercise the Option in any single year for the full number of shares to which the Optionee is entitled, the rights shall be cumulative and the Optionee may exercise the Option for such shares at any subsequent time during the term of the Option. The Option is granted upon the following terms and conditions:

               (a) Subject to reductions in the Option period as provided below, the Option may be exercised as of the Date of Grant and shall continue in effect for a period of 10 years from the Date of Grant, at which time the Option shall end.

               (b) The Option shall not be assignable or transferable by the Optionee except by will or by the laws of descent and distribution of the state or country of the Optionee's domicile at the time of death.


               (c) Except as set forth below, the Option may not be exercised unless at the time of such exercise the Optionee is employed by, is a director of or is a consultant to HomeTown or a parent, subsidiary or affiliate of HomeTown and has maintained such status continuously
          since the Date of Grant.   In the event the employment or service as a
          consultant of the Optionee by HomeTown or a parent, subsidiary or affiliate of HomeTown terminates by retirement or for any reason

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          other than because of death or physical disability as hereinafter provided, the Option may be exercised at any time before the expiration date of the Option or the expiration of 60 days after the date of such termination of employment or service, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination. If employment or service terminates because of death or physical disability (within the meaning of IRC Section 22(e)(3)), the Option may be exercised any time before the expiration date of the Option or the expiration of 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination. If the Optionee's employment or service is terminated by death, the Option may be exercised only by the person or persons to whom the Optionee's rights under the Option pass by the Optionee's will or by the laws of descent and distribution of the state or country of the Optionee's domicile at the time of death, provided that such person or persons shall execute a counterpart to HomeTown's or its successors' shareholders agreement as in effect at the time of exercise (if any). The parties understand and agree that upon the closing of HomeTown's anticipated initial public offering no shareholders agreement for HomeTown will be in effect, but that in the future if HomeTown were to become a closely held corporation, such an agreement may be put in place. To the extent that the Option is not exercised within the periods above provided, all further rights to purchase shares pursuant to the Option shall terminate at the end of such periods.

               (d) Prior to exercise of any rights under this Agreement, the Optionee shall give HomeTown reasonable notice of intent to exercise. Shares may be purchased pursuant to the Option only upon receipt by HomeTown of written notice (the "Notice") from the Optionee of the Optionee's intention to exercise. The Notice shall specify the number of shares the Optionee desires to purchase and the date on which the Optionee desires to complete the purchase and shall contain a representation that it is the Optionee's present intention to acquire the shares for investment and not with a view to distribution, unless in the opinion of counsel for HomeTown or Grantor such a representation is not required to comply with the Securities Act of 1933, as amended. Upon receipt of Notice and prior to any payment by the Optionee for the shares purchased, the Optionee shall provide HomeTown with such additional representations, warranties and covenants concerning receipt of the shares as HomeTown may require to ensure compliance with applicable federal and state securities laws. Upon the date specified in the Notice for completion of the purchase of the shares, which date shall not be more than 10 days after receipt of the Notice, the Optionee shall pay HomeTown the full purchase price of the shares in cash; provided, however, that prior to any payment the Optionee shall have first delivered to HomeTown any additional representations, warranties and covenants concerning securities law matters as specified above. Upon receipt of payment, HomeTown shall deliver certificates representing the shares purchased with stock powers duly executed. The Optionee shall have none of the rights of a shareholder until certificates for shares are


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          delivered to the Optionee.  As a condition to the exercise of the
          Option, the Optionee shall execute a counterpart to HomeTown's or its successors' shareholders agreement as in effect at the time of exercise (if any), pursuant to which the Optionee shall become bound by the terms thereof. The parties understand and agree that upon the closing of HomeTown's anticipated initial public offering no shareholders agreement for HomeTown will be in effect, but that in the future if HomeTown were to become a closely held corporation, such an agreement may be put in place. The certificates for shares acquired hereunder shall contain a legend noting that the shares are subject to the terms of the shareholders agreement, if any, in effect at the time of exercise.

               (e) The number and kind of securities or other property purchasable upon exercise of the Option shall be subject to adjustment from time to time upon the occurrence, after the date hereof, of any of the following events:

                    A. In case HomeTown shall (1) pay a dividend in, or make a distribution of, shares of Common Stock or of capital stock convertible into Common Stock on its outstanding Common Stock,
               (2) subdivide its outstanding shares of Common Stock into a greater number of such shares or (3) combine its outstanding shares of Common Stock into a smaller number of such shares, the total number of shares of Common Stock purchasable upon the exercise of the Option shall be adjusted so that the Optionee shall be entitled to receive at the same aggregate exercise price the number of shares of Common Stock or securities convertible into Common Stock which Optionee would have owned or have been entitled to receive immediately following the happening of any of the events described above had the Option been exercised immediately prior to the happening of such event. Any adjustment made pursuant to this Subsection shall, in the case of a stock dividend or distribution, become effective as of the record date therefor and, in the case of a subdivision or combination, be made as of the effective date thereof. Any adjustment made pursuant to this Subsection A. shall be made without change in the exercise price of the Option

                    B. In the event of a capital reorganization or a reclassification of the Common Stock (except as provided in Subsection A. above or Subsection D. below), the Optionee, upon exercise of the Option or any portion thereof, shall be entitled to receive, in substitution for the Common Stock to which he would have been entitled upon exercise immediately prior to such reorganization or reclassification, the shares (of any class or classes) or other securities or property of HomeTown (or cash) that he would have been entitled to receive at the same aggregate exercise price upon such reorganization or reclassification if the Option or such portion thereof had been exercised immediately prior thereto; and in any such case, appropriate provision shall be made for the application of this Section 1(d) with respect to the rights and interests thereafter of the Optionee shall


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               thereafter be reflected, as nearly as reasonably practicable, in all subsequent exercises of the Option for any shares or securities or other property (or cash) thereafter deliverable upon the exercise of the Option.

                    C. Whenever the number of shares of Common Stock or other securities purchasable upon exercise of the Option is adjusted as provided in this Section 2(e), HomeTown will promptly give written notice to the Optionee setting forth the number and kind of securities or other property purchasable upon exercise of the Option, as so adjusted, stating that such adjustments in the number or kind of shares or other securities or property (or cash) conform to the requirements of this Section 2(e), and setting forth a brief statement of the facts accounting for such adjustments.

                    D. In case of any consolidation of HomeTown with, or merger of HomeTown into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), or in case of any sale or conveyance to another corporation of the property of HomeTown as an entirety or substantially as an entirety, HomeTown shall execute and deliver to the Optionee a supplemental option agreement providing that the have the right thereafter (until the expiration of the Option) to receive, upon exercise of the Option, solely the kind and amount of shares of stock and other securities and property (or cash) receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of HomeTown for which the Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental option agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 1(d). The above provision of this Subsection shall similarly apply to successive consolidations, mergers, sales or transfers.

                    E. For the purpose of this Section 2(e), the term "Common Stock" shall mean (i) the class of stock designated as Common Stock in the Certificate of Incorporation of HomeTown, as amended, at the date of this Agreement, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time as a result of an adjustment made pursuant to this Section 2(e), the Optionee shall become entitled to receive any shares of capital stock of HomeTown other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of the Option shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common


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               Stock contained in this Section 1(d), and all other provisions of this Agreement, with respect to the Common Stock, shall apply on like terms to any such other shares. For the purpose of this
               Section 2(e), the term "HomeTown" means, as the context may require, HomeTown Buffet, Inc. or any issuer of securities that the Optionee may become entitled to receive on exercise of the Option pursuant to the provisions of this Section 2(e).

     3. The obligations of HomeTown under this Agreement are subject to state and federal authorities or agencies with jurisdiction in the matter. HomeTown shall not be obligated to sell securities under this Agreement if HomeTown is advised by its legal counsel that the sale would violate state or federal laws.

     4. This Agreement shall be binding upon and shall inure to the benefit of any successors of HomeTown, but except as provided above, the Option granted may not be assigned or otherwise disposed of by the Optionee.

     5. The Optionee hereby represents that he is acquiring the Option, and will upon any exercise of the Option acquire the securities, for the Optionee's own account and not with a view to, or for sale in connection with, any distribution of the Option or the underlying securities.

     6.   Optionee represents and warrants that he is a resident of the State of
                 .

     7. HomeTown represents and warrants that it took all corporate action necessary or appropriate to effect this Option grant and authorize this Agreement, including action by the Board of Directors.

     8. Optionee is experienced in evaluating and investing in companies in the restaurant business and by reason of his business and financial knowledge, experience and background has the capacity to protect his own interests in regard to the Option.


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          IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day and year first written above.

                              HOMETOWN BUFFET, INC.


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                              C. Dennis Scott, President



                              OPTIONEE


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